Exhibit 99.1

News Release
Sunoco Logistics Partners L.P.
1735 Market Street
Philadelphia, Pa. 19103-7583

For further information contact:	For release: 9:00 a.m. October 26, 2009
Thomas Golembeski (media) 215-977-6298
Neal Murphy (investors) 215-977-6322

No. 22

SUNOCO LOGISTICS PARTNERS L.P. REPORTS EARNINGS FOR THE THIRD QUARTER 2009

AND DECLARES INCREASED THIRD QUARTER DISTRIBUTION

PHILADELPHIA, October 26, 2009 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the “Partnership”) today announced net income for the third quarter ended September 30, 2009 of $48.5 million, or $1.13 per limited partner unit on a diluted basis, compared with $50.3 million, or $1.41 per limited partner unit on a diluted basis, for the third quarter ended September 30, 2008. Operating income for the third quarter ended September 30, 2009 increased by $2.0 million from the prior year’s third quarter. Distributable cash flow (“DCF”), which represents the cash generated during the quarter which is available to pay distributions, increased $1.9 million to $54.4 million compared to the third quarter of 2008.

For the nine months ended September 30, 2009, net income increased 40.9 percent to $196.0 million compared to the same period in 2008. Operating income for this period increased $66.2 million, or 40.8 percent, when compared to the prior year period. DCF for the first nine months of 2009 increased 34.6 percent to $216.0 million compared to the prior year period.

Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P., declared a cash distribution for the third quarter of 2009 of $1.065 per common partnership unit ($4.26 annualized), which is an 10.4 percent increase over the third quarter of 2008 and a 2.4 percent increase over the prior quarter. The distribution is payable November 13, 2009 to unit holders of record on November 6, 2009.

“Distributable cash flow for the third quarter continues to be strong and is an excellent indicator of the health of our business.” said Deborah M. Fretz, President and Chief Executive Officer. “Quarterly net income was negatively impacted by timing of contango crude oil inventory positions and will reverse in the next two quarters.”

“The addition of two acquisitions during the quarter, the Excel crude oil pipeline in Oklahoma and the refined products terminal in Romulus, Michigan, will provide additional opportunities for cash flow growth. In addition, we completed construction on a new pipeline from our Nederland terminal to Motiva’s Port Arthur refinery, as well as new tanks at the Nederland terminal. We continue to invest in organic growth opportunities across our system which will translate to growing cash flows. The increase in our distribution continues to affirm our confidence in the future of the business. This is the twenty-fifth distribution increase in the past twenty-six quarters.”

Segmented Third Quarter Results

Refined Products Pipeline System

Operating income for the Refined Products Pipeline System increased $3.8 million to $13.3 million for the third quarter ended September 30, 2009 compared to the prior year’s third quarter. Sales and other operating revenue increased by $6.3 million to $32.0 million due primarily to results from the Partnership’s acquisition of the MagTex refined products pipeline and terminals system in November 2008 and increased pipeline fees. Other income increased $1.6 million due primarily to increased income associated with the Partnership’s joint venture interests. Operating expenses increased $3.3 million to $14.4 million for the third quarter 2009 due primarily to the MagTex acquisition and a reduction in refined product operating gains. Depreciation and amortization expense increased for the three months ended September 30, 2009 primarily due to the MagTex acquisition.

Terminal Facilities

Operating income for the Terminal Facilities segment increased by $7.0 million to $20.7 million for the third quarter ended September 30, 2009 compared to the prior year’s third quarter. Sales and other operating revenue increased by $5.6 million to $46.2 million due primarily to increased throughput, higher fees and additional tankage at the Nederland terminal facility. Results from the MagTex refined products terminals further contributed to the increase in revenues. Cost of goods sold and operating expenses decreased by $2.2 million to $15.7 million for the third quarter of 2009 due to absence of charges associated with hurricane damages recognized in 2008, which was partially offset by cost associated with the MagTex acquisition. Depreciation and amortization expense increased to $5.2 million for the third quarter of 2009 due to increased tankage at the Nederland facility and the MagTex acquisition.

Crude Oil Pipeline System

Operating income for the Crude Oil Pipeline system decreased $8.8 million to $26.0 million for the third quarter of 2009 compared to the prior year’s third quarter due to lower lease acquisition results and lower operating gains. Lower lease acquisition income resulted from minimal income during the quarter from the contango market structure due to timing of inventory accounting. However, contango inventory positions put in place during the quarter will result in $10.0 million of additional income which is expected to be recognized over the next two quarters. Other income increased $0.9 million compared to the prior year’s quarter due primarily to increased equity income associated with the Partnership’s joint venture interests.

Lower crude oil prices were a key driver of the overall decrease in total revenue, cost of products sold and operating expenses from the prior year’s quarter. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma decreased to $68.29 per barrel for the third quarter of 2009 from $118.13 per barrel for the third quarter of 2008.

Segmented Nine Month Results

Refined Products Pipeline System

Operating income for the Refined Products Pipeline System increased $9.7 million to $34.4 million for the nine months ended September 30, 2009 compared to the prior year period. Sales and other operating revenue increased by $21.1 million to $94.6 million due primarily to results from the MagTex acquisition described above, along with increased pipeline fees. Other income increased $2.7 million compared to the prior year period as a result of an increase in equity income associated with the Partnership’s joint venture interests. Operating expenses increased by $10.1 million to $43.7 million due primarily to the MagTex acquisition, a reduction in refined products operating gains and increased environmental remediation expenses. Depreciation and amortization expense increased $2.9 million during the first nine months of 2009 due primarily to the MagTex acquisition.

Terminal Facilities

Operating income for the Terminal Facilities segment increased by $20.3 million to $63.1 million for the nine months ended September 30, 2009 compared to the prior year period. Sales and other operating revenue increased by $20.1 million to $139.4 million due primarily to increased terminal fees, additional tankage at the Nederland terminal facility, along with the MagTex acquisition. Other income increased $0.6 million from the first nine months of 2009 as a result of an insurance recovery associated with the Partnership’s refinery terminals. Cost of goods sold and operating expenses increased by $2.9 million to $48.4 million for the period ended September 30, 2009 due primarily to the MagTex acquisition partially offset by reduced expenses associated with hurricane damages noted above. Depreciation and amortization expense increased to $14.5 million for the first nine months of 2009 due to the MagTex acquisition and increased tankage at the Nederland facility. During 2008, a $5.7 million non-cash impairment charge was recognized related to the Partnership’s decision to discontinue efforts to expand LPG storage capacity at its Inkster, Michigan facility.

Crude Oil Pipeline System

Operating income for the Crude Oil Pipeline system increased $36.2 million to $131.1 million for the first nine months of 2009 compared to the prior year period due primarily to significantly higher lease acquisition earnings primarily as a result of the contango market structure and increased pipeline fees, which were partially offset by a reduction in pipeline operating gains. Other income decreased $1.8 million compared to the prior year’s quarter due primarily to decreased equity income associated with the Partnership’s joint venture interests and an insurance gain recognized in 2008.

Lower crude oil prices were a key driver of the overall decrease in total revenue, cost of products sold and operating expenses from the prior year period. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma decreased to $57.13 per barrel for the first nine months of 2009 from $113.38 per barrel for the first nine months of 2008.

Other Analysis

Financing Costs

Net interest expense increased $9.4 million to $32.6 million for the nine months ended September 30, 2009, compared to the prior year period. The increase was due primarily to higher borrowings associated with the $185.4 million MagTex acquisition, increased contango inventory positions and organic growth projects.

At September 30, 2009, the Partnership had total debt outstanding of $889.4 million, which consisted of $599.4 million of Senior Notes and $290.0 million of borrowings under the Partnership’s credit facilities as compared to $747.6 million at December 31, 2008. The Partnership had available borrowing capacity of $167.5 million under its credit facilities as of September 30, 2009 and a Debt to EBITDA ratio of 2.5x for the twelve months ended September 30, 2009.

Capital Expenditures

Maintenance capital expenditures for the nine months ended September 30, 2009 were $15.3 million. The Partnership expects that maintenance capital spending will be approximately $32.0 million for the full year.

Expansion capital expenditures for the first nine months of 2009 were $143.5 million compared to $73.4 million for the first nine months of 2008. Expansion capital for 2009 includes the acquisitions of a refined products terminal in Romulus, MI and Excel Pipeline LLC, the owner of a crude oil pipeline which services Gary Williams’ Wynnewood, OK refinery. Expansion capital also includes construction costs associated with the completed project to connect the Nederland terminal to Motiva’s Port Arthur, Texas refinery, construction of two additional storage tanks at Nederland and refined products terminal optimization projects.

Sunoco Logistics Partners L.P.

Financial Highlights

(in thousands, except units and per unit amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Income Statement
Sales and other operating revenue	$1,420,064	$2,829,507	$3,740,794	$8,539,317
Other income	8,759	6,245	21,298	19,854

Total Revenues	1,428,823	2,835,752	3,762,092	8,559,171

Cost of products sold and operating expenses	1,342,002	2,752,609	3,450,490	8,316,720
Depreciation and amortization	12,240	10,010	35,328	29,499
Selling, general and administrative expenses	14,700	15,270	47,616	44,827
Impairment Charge	—	—	—	5,674

Total costs and expenses	1,368,942	2,777,889	3,533,434	8,396,720

Operating income	59,881	57,863	228,658	162,451
Interest cost and debt expense, net	12,592	8,506	36,278	25,904
Capitalized interest	(1,171)	(977)	(3,629)	(2,613)

Net Income	$48,460	$50,334	$196,009	$139,160

Calculation of Limited Partners’ interest:
Net Income	$48,460	$50,334	$196,009	$139,160
Less: General Partner’s interest (1)	(13,368)	(9,724)	(38,885)	(26,185)

Limited Partners’ interest in Net Income	$35,092	$40,610	$157,124	$112,975

Net Income per Limited Partner unit (1)
Basic	$1.13	$1.42	$5.22	$3.94

Diluted	$1.13	$1.41	$5.19	$3.92

Weighted average Limited Partners’ units outstanding:
Basic	30,981,265	28,657,485	30,084,613	28,647,578

Diluted	31,190,187	28,845,559	30,288,345	28,830,653

Capital Expenditure Data:
Maintenance capital expenditures	$6,304	$7,884	$15,326	$15,655
Expansion capital expenditures	82,100	28,665	143,477	73,389

Total	$88,404	$36,549	$158,803	$89,044

	September 30, 2009	December 31, 2008
Balance Sheet Data (at period end):
Cash and cash equivalents	$2,000	$2,000
Total Debt	889,374	747,631
Total Partners’ Capital	852,993	669,900

(1)	Effective January 1, 2009, the Partnership changed its calculation of earnings per unit to conform to updated accounting guidance that requires undistributed earnings to be allocated to the limited partner and general partner interests in accordance with the Partnership agreement. Prior period amounts have been restated for comparative purposes. This change resulted in an increase in net income per diluted LP unit of $0.22 and $0.56 for the three and nine months ended September 30, 2008 respectively.

Sunoco Logistics Partners L.P.

Earnings Contribution by Business Segment

(in thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Refined Products Pipeline System:
Sales and other operating revenue	$32,032	$25,685	$94,648	$73,578
Other income	3,844	2,271	9,191	6,521

Total Revenues	35,876	27,956	103,839	80,099

Operating expenses	14,425	11,102	43,747	33,608
Depreciation and amortization	3,201	2,215	9,593	6,649
Selling, general and administrative expenses	4,970	5,156	16,057	15,092

Operating Income	$13,280	$9,483	$34,442	$24,750

Terminal Facilities:
Sales and other operating revenues	$46,198	$40,634	$139,389	$119,290
Other Income	12	—	1,404	825

Total Revenues	46,210	40,634	140,793	120,115

Cost of products sold and operating expenses	15,714	17,938	48,438	45,539
Depreciation and amortization	5,151	4,198	14,489	12,191
Selling, general and administrative expenses	4,635	4,760	14,721	13,853
Impairment Charge	—	—	—	5,674

Operating Income	$20,710	$13,738	$63,145	$42,858

Crude Oil Pipeline System:
Sales and other operating revenue	$1,341,834	$2,763,188	$3,506,757	$8,346,449
Other income	4,903	3,974	10,703	12,508

Total Revenues	1,346,737	2,767,162	3,517,460	8,358,957

Cost of products sold and operating expenses	1,311,863	2,723,569	3,358,305	8,237,573
Depreciation and amortization	3,888	3,597	11,246	10,659
Selling, general and administrative expenses	5,095	5,354	16,838	15,882

Operating Income	$25,891	$34,642	$131,071	$94,843

Sunoco Logistics Partners L.P.

Operating Highlights

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Refined Products Pipeline System: (1)(2)(3)
Total shipments (barrel miles per day) (4)	56,848,807	43,769,684	58,145,900	44,128,921
Revenue per barrel mile (cents)	0.612	0.638	0.595	0.609

Terminal Facilities:
Terminal throughput (bpd):
Refined product terminals (3)	465,206	437,018	462,969	428,146
Nederland terminal	559,874	545,105	619,297	541,517
Refinery terminals (5)	609,020	646,478	597,191	647,891

Crude Oil Pipeline System: (1)(2)(6)
Crude oil pipeline throughput (bpd)	611,000	649,274	648,232	672,877
Crude oil purchases at wellhead (bpd)	176,643	176,739	183,047	175,209
Gross margin per barrel of pipeline throughput (cents) (7)	46.5	57.2	77.6	52.2

(1)	Excludes amounts attributable to equity ownership interests in corporate joint ventures.
(2)	Effective January 1, 2009, the Partnership realigned its operating segments as discussed above. Prior period amounts have been recast to reflect the current operating segments.
(3)	Includes results from the Partnership’s purchase of the Romulus, MI terminal and the MagTex refined products pipeline and terminals system from the acquisition date.
(4)	Represents total average daily pipeline throughput multiplied by the number of miles of pipeline through which each barrel has been shipped.
(5)	Consists of the Partnership’s Fort Mifflin Terminal Complex, the Marcus Hook Tank Farm and the Eagle Point Dock.
(6)	Includes results from the Partnership’s purchase of the Excel pipeline from the acquisition date.
(7)	Represents total segment sales minus cost of products sold and operating expenses and depreciation and amortization divided by crude oil pipeline throughput.

Sunoco Logistics Partners L.P.

Non-GAAP Financial Measures

(in thousands, unaudited)

Distributable Cash Flow (“DCF”)

	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008
Net Income	$48,460	$50,334	$196,009	$139,160
Add: Interest cost and debt expense; net	11,421	7,529	32,649	23,291
Add. Depreciation and amortization	12,240	10,010	35,328	29,499
Add: Impairment charge	—	—	—	5,674

EBITDA	72,121	67,873	263,986	197,624
Less: Interest cost and debt expense; net	(11,421)	(7,529)	(32,649)	(23,291)
Less: Maintenance Capital	(6,304)	(7,884)	(15,326)	(15,655)
Add: Sunoco reimbursements	—	—	—	1,851

Distributable Cash Flow (“DCF”)	$54,396	$52,460	$216,011	$160,529

Earnings before interest, taxes, depreciation and amortization (“EBITDA”)

Twelve Months Ended September 30, 2009
Net Income	$271,329
Add: Interest cost and debt expense, net	45,341
Less: Capitalized interest	(4,871)
Add: Depreciation and amortization	45,883

EBITDA	$357,682

Total Debt as of September 30, 2009	$889,374

Total Debt to EBITDA Ratio	2.5x

An investor call with management regarding the third-quarter results is scheduled for Monday afternoon, October 26 at 2:00 pm EDT. Those wishing to listen can access the call by dialing (USA toll free) 1-877-297-3442; International (USA toll) 1-706-643-1335 and request “Sunoco Logistics Partners Earnings Call, Conference Code 34719298”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the Partnership’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download.

Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-800-642-1687. International callers should dial 1-706-645-9291. Please enter Conference ID #34719298

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership formed to acquire, own and operate refined product and crude oil pipelines and terminal facilities. The Refined Products Pipeline System consists of approximately 2,200 miles of refined product pipelines located in the Northeastern and Midwestern United States, the recently acquired MagTex Pipeline System, and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of approximately 10.1 million shell barrels of refined products terminal capacity and approximately 22.4 million shell barrels of crude oil terminal capacity (including approximately 19.0 million shell barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Crude Oil Pipeline System consists of approximately 3,850 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 55.3 percent interest in Mid-Valley Pipeline Company, a 43.8 percent interest in the West Texas Gulf Pipe Line Company and a 37.0 percent interest in the Mesa Pipe Line System. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.

Portions of this document constitute forward-looking statements as defined by federal law. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Form 10-Q filed with the Securities and Exchange Commission on August 5, 2009. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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